For Immediate Release
Citigroup Inc. (NYSE: C)
January 25, 2011

Citigroup Inc. Announces Expiration and Results of Exchange Offers for CitiFinancial Credit
Company’s 6.625% Notes Due 2015 and 7.875% Notes Due 2025; Citi Announces Expiration and
Results of Consent Solicitation for 6.625% Notes; Citi Extends Consent Date of Consent
Solicitation for 7.875% Notes

NEW YORK – Citigroup Inc. today announced the expiration and results of an exchange offer and solicitation of certain consents in respect of the 6.625% Notes due 2015 (the “6.625% Notes”), and the expiration and results of an exchange offer in respect of the 7.875% Notes due 2025 (the “7.875% Notes”) issued by Citi’s wholly owned subsidiary, CitiFinancial Credit Company (formerly Commercial Credit Company).

The expiration for the exchange offer and consent solicitation in respect of the 6.625% Notes, and the expiration for the exchange offer in respect of the 7.875% Notes, occurred at 11:59 p.m., New York City time, on January 24, 2011, and the settlement date is expected to be January 27, 2011.

As of the expiration of the exchange offer and consent solicitation for the 6.625% Notes, Citi had received valid tenders from holders of approximately $93.73 million aggregate principal amount of 6.625% Notes and also validly delivered consents from approximately $79.69 million aggregate principal amount of 6.625% Notes.  As of the expiration of the exchange offer for the 7.875% Notes, Citi had received valid tenders from holders of approximately $56.70 million aggregate principal amount of 7.875% Notes.

Citi will accept for exchange all of the 6.625% Notes and 7.875% Notes that were validly tendered in the exchange offer, and Citi will make the applicable consent payments for the 6.625% Notes.  The 6.625% Notes and 7.875% Notes validly tendered and accepted will be exchanged into approximately $165.75 million in aggregate principal amount of new Citigroup 4.75% Notes due 2015 (the “New Citigroup Notes”).  Citi waived the requisite consent condition with respect to the exchange offer for the 7.875% Notes.  Citi will pay approximately $1.59 million in cash for the consents received in respect of the 6.625% Notes.

Citi also announced today that it is extending the consent date for its consent solicitation in respect of the 7.875% Notes until 5:00 p.m., New York City time, on February 7, 2011.  The revocation deadline of the solicitation has not been extended with respect to the 7.875% Notes.

Except as otherwise described above, the terms and conditions of the exchange offer and solicitation are described in an offering memorandum and related letter of transmittal, and a solicitation statement and related letter of consent, each dated December 24, 2010 and amended as announced by a press release dated January 10, 2011.  Holders eligible to participate in the exchange offer and solicitation are encouraged to read such documents carefully before making a decision with respect to the exchange offer and solicitation.

The New Citigroup Notes to be issued in the exchange offer have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

This press release is neither an offer to purchase nor a solicitation to buy any notes nor is it a solicitation for acceptance of the exchange offer or consent solicitation.  Citi is making the exchange offer and consent solicitation only by, and pursuant to the terms of, the offering memorandum, the related letter of transmittal, the solicitation statement, and the related letter of consent.  The exchange offer and consent solicitation are not being made to (nor will consents or tenders of Notes be accepted from or on behalf of) holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  This announcement must be read in conjunction with the offering memorandum or solicitation statement and the related letter of transmittal or letter of consent.

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Certain statements in this release, including without limitation the consummation of the exchange offer and solicitation, are “forward-looking statements” within the meaning of the rules and regulations of the SEC.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation participation in the exchange offer and/or the consents received.

Contact:	Jon Diat	(212) 793-5462